Exhibit 5.1

Darren K. DeStefano T: +1 703 456 8034 ddestefano@cooley.com

April 3, 2014

Everyday Health, Inc.

345 Hudson Street, 16th Floor

New York, NY 10014

Re:     Registration on Form S-8

Ladies and Gentlemen:

We have represented Everyday Health, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 7,586,421 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”) pursuant to the Company’s equity incentive plans, including (i) 6,532,679 Shares (the “2003 Shares”) pursuant to the Company’s 2003 Stock Option Plan (the “2003 Plan”), (ii) 553,742 Shares (the “2014 EIP Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 EIP”) and (iii) 500,000 Shares (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus included therein, (b) the Company’s Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registration Statement) and Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registration Statement), each as currently in effect, (c) the 2003 Plan, 2014 EIP and 2014 ESPP and (d) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been duly authorized by the Company and (ii) the 2003 Shares, the 2014 EIP Shares and the 2014 ESPP Shares, when and to the extent issued and sold in accordance with the 2003 Plan, the 2014 EIP and the 2014 ESPP, respectively, and in each case in accordance with the Registration Statement and related prospectus included therein, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment

One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 www.cooley.com

Everyday Health, Inc. April 3, 2014 Page Two

arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Darren K. DeStefano

Darren K. DeStefano

One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 www.cooley.com